UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2006

Shoe Pavilion, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23669	94-3289691
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13245 Riverside Drive, Suite 450
Sherman Oaks, California    91423
(Address of principal executive offices including zip code)

(818) 907 9975
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On July 10, 2006, Bruce L. Ross began serving as Shoe Pavilion, Inc.'s Executive Vice President and Chief Financial Officer pursuant to a three-year employment agreement approved by the Compensation Committee of the Board of Directors (the "Employment Agreement"). Pursuant to the terms of the Employment Agreement, Mr. Ross will initially receive an annual base salary of $225,000, which is subject to annual review by the Compensation Committee to determine whether he should receive a salary increase. He also is eligible to receive an annual performance bonus as a percentage of his salary, subject to the review and approval of the Compensation Committee.

In the event of his death during the term of the Employment Agreement, Mr. Ross' estate shall be entitled to receive that portion of his annual salary as has been accrued through the date of his death and such bonus, if any, as either the Compensation Committee or the Board, in its sole discretion, may determine to award, taking into account his contributions to the Company prior to his death. The Company shall have the right to terminate Mr. Ross' employment in the event of his "disability," upon 30 days' notice. If his employment is terminated for this reason, the Company shall pay Mr. Ross his compensation through the date of termination. If his employment is terminated for reasons other than his death, disability or justifiable cause, the Company will continue to pay his salary for the balance of the term of the Employment Agreement. If Mr. Ross terminates his employment as a result of a "change of control" of the Company (as defined in the Employment Agreement) or for "good reason" (as defined in the Employment Agreement"), Mr. Ross will continue to receive his salary for the remainder of the term of the Employment Agreement, and his insurance and certain other benefits will be provided to him for a period of three years from the date of termination for these reasons. Finally, Mr. Ross may terminate his employment at any time for any reason other than good reason upon 30 day's prior written notice to the Company. If he takes such action, he will be entitled to receive that portion of his annual salary that has been accrued to date and may participate in the Company's benefit plans to the extent participation by former employees is required by law or permitted by such plans.

The Compensation Committee also agreed to grant Mr. Ross options entitling him to purchase an aggregate of 150,000 shares of the Company's Common Stock, which options vest quarterly over a three year period commencing three months from the date of the grant. The options were priced based on the average of the closing prices of the Company's Common Stock for the five-day period prior to the option grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 14, 2006

Shoe Pavilion, Inc.

By: /s/ Dmitry Beinus

Dmitry Beinus
President and Chief Executive Officer